Exhibit 10.1

Description of Annual Incentive and Long-Term Incentive Bonus Awards

     On February 8, 2005, the Compensation Committee of the Board of Directors (the “Compensation Committee”) of CT Communications, Inc. (the “Company”) approved the terms pursuant to which the Company would award annual and long-term incentive bonus awards for the 2005 fiscal year. The Company maintains an annual incentive discretionary bonus plan (the “annual incentive plan”) and long-term incentive discretionary bonus plan (the “long-term incentive plan”) for the benefit of its executive officers, other officers and certain other key employees of the Company. The annual incentive plan and the long-term incentive plan are administered and paid out under the Company’s shareholder-approved Amended and Restated 2001 Stock Incentive Plan.

     For 2005, the annual incentive award will consist of a cash bonus that may be paid based on goals established and approved by the Company’s Compensation Committee. Potential bonuses are specified as a percentage of the employees’ annual base salary, ranging from 25% to 150% for the Chief Executive Officer, 20% to 100% for Senior Vice Presidents of the Company and 15% to 70% for all other executive officers of the Company. For 2005, the annual incentive award will be based on a combination of financial and operational objectives. Such objectives and their relative weighting in the overall performance score are as follows:

Objective	Weight
Operating revenue	25%
Operating earnings before interest, taxes, depreciation and amortization	25%
Operating free cash flow	30%
Aggregate net customer growth in the Company’s ILEC, CLEC, Greenfield, Wireless and DSL businesses	10%
Aggregate customer disconnects in the Company’s ILEC, CLEC, Greenfield, Wireless and DSL businesses	10%

     In 2004, the annual incentive award consisted of 75% cash and 25% restricted common stock. For 2005, the Compensation Committee determined to make the annual incentive award a cash award only and eliminated the restricted common stock portion of the award.

     The Company, as authorized by the Compensation Committee, may also pay a long-term incentive award based on a three-year performance period with performance goals established at the beginning of the cycle. Potential bonuses are specified as a percentage of the employees’ annual base salary, ranging from 80% to 400% for the Chief Executive Officer, 50% to 200% for Senior Vice Presidents, 30% to 100% for all other Vice Presidents reporting directly to the Chief Executive Officer and 15% to 70% for all other executive officers of the Company.

     For the long-term incentive award granted in 2003 for the 2003 to 2005 performance period, the long-term incentive award is based on the following combination of financial measurements and weightings:

Objective	Weight
Operating revenue	25%
Operating earnings before interest, taxes, depreciation and amortization	25%
Earnings per share	25%
Total shareholder return (compared to a peer stock index)	25%

For the long-term incentive award granted in 2004 for the 2004 to 2006 performance period, the long-term incentive award is based on the following combination of financial measurements and weightings:

Objective	Weight
Operating revenue	20%
Operating earnings before interest, taxes, depreciation and amortization	20%
Earnings per share	20%
Cumulative operating free cash flow	20%
Total shareholder return (compared to a peer stock index)	20%

     On February 8, 2005, the Compensation Committee approved certain changes to the long-term incentive awards for the 2003 to 2005 and the 2004 to 2006 performance periods such that the awards will no longer consist of 50% cash and 50% restricted common stock and will instead consist of 25% unrestricted common stock and 75% restricted common stock. The Compensation Committee also approved changes in the vesting schedule of the restricted common stock such that 25% of the long-term incentive award will consist of restricted common stock that will vest one year from the award date and 50% of the award will consist of restricted common stock that will vest two years from the award date (previously, 100% of the restricted common stock would vest two years from the award date). In addition, the Compensation Committee approved changes to the price that is used to calculate the number of restricted and unrestricted shares that are awarded such that the price will be the average closing NASDAQ price for all trading days in the month of December at the end of the applicable performance period rather than the previous formulation which contemplated a discounted price of 90% of the average closing NASDAQ price for all trading days in the month of December at the end of the applicable performance period.

     The Compensation Committee determined not to grant a long-term incentive award for the 2005 to 2007 performance period and instead determined that a performance period consisting of two years is more appropriate and consistent with the Company’s compensation objectives and the rapidly changing telecommunications industry. Accordingly, in connection with the transition from a three year performance period to a two year performance period, the Compensation Committee approved a long-term incentive award for the 2006 to 2007 performance period, subject to the determination of the key financial measurements for such period to be approved by the Compensation Committee at the beginning of the two year cycle in 2006. Other than the establishment of the key financial measurements, the terms of the long-term incentive award for the 2006 to 2007 performance period are consistent with those described above.

     In addition to the annual and long-term incentive compensation, compensation for executive officers may include additional awards of nonqualified and/or incentive stock options issued under the Company’s Amended and Restated 2001 Stock Incentive Plan.